Exhibit 16.2 to Form 8-K

April 23, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

        We have read Item 4 of Form 8-K dated April 23, 2002, or Lotis Pacific, Inc. and are in agreement with the statements contained in paragraphs one, two, three and six on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                      /s/ Ernst & Young LLP